Exhibit 5.1

The Seabolt Law Group

 5307 E. Mockingbird Lane, 5th FL

 Dallas, TX 75206

 Ph: 214-871-5079

 Fax: 214-580-5571

_________________, 2014

DISCUSSION DRAFT

Michael Gorton, CEO and Chairman of the Board

Principal Solar, Inc.

2700 Fairmont

Dallas, TX 75201

RE:     Registration Statement on Form S-1/A of Principal Solar, Inc.

Dear Mr. Gorton:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1/A (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 3,317,870 shares of Common Stock, $.001 par value (“Common Stock”), of Principal Solar, Inc., a Delaware corporation (the “Company”) (the “Offering Shares”), which consists of: (a) 1,300,936 shares of the Company’s Common Stock, pursuant to a June 14, 2013 Registration Rights Agreement with Steuben Investment Company II, L.P. ("Steuben"), as modified by a March 27, 2014 Letter Agreement between the Company and Steuben, pursuant to which Steuben agreed that the Company is required to initially only register 1,300,936 of the shares of the Company’s Common Stock held by Steuben ; and (b) 2,016,934 shares of the Company’s Common Stock representing ten percent (10%) of the unregistered shares of the Company’s Common Stock (the “Offering Shares”) currently owned by a list of existing, non-affiliate, non-control person shareholders (excepting the Steuben shares to be registered) holding approximately 20,169,330 shares of the Company’s Common Stock, as listed Plan of Distribution and Selling Stockholders, set forth beginning on page 80 of the Registration Statement (the “Selling Shareholders”); and.

In our capacity as counsel to the Company in connection herewith, we have examined (i) the Registration Statement; (ii) the Exchange Agreement of March 7, 2011 between Principal Solar, Inc. (Texas), the Company, the shareholders of Principal Solar, Inc. (Texas) and Pegasus Funds LLC, whereby the Company was merged into a pre-existing new York corporation and that corporation’s name was changed to Principal Solar, Inc.; (iii) the Company’s Delaware Certificate of Incorporation of September 27, 2012; (iv) the Delaware Certificate of Ownership and Merger of October 3, 2012, whereby the Company dissolved the New York corporation and conducted a statutory merger into its current Delaware corporation as the surviving corporation; (v) the Company’s Bylaws; (vi) June 14, 2013 Subscription Agreement, related June 13, 2013 Registration Rights Agreement and March 27, 2014 Letter Agreement with Steuben Investment Company II, L.P. (“Steuben”) and . (vii) certain securities purchase agreement(s), warrants and option agreements; (viii) certain resolutions of the Company’s Board of Directors; (ix) certain corporate documents and records, certificates of public officials and certificates of officers of the Company; and (x) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion. In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

Based upon and subject to the foregoing, I make the following opinion on the legality of the securities being registered. I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of to 300,000,000 shares of common stock, $0.01 par value per share. In addition, the Company has authority in its Certificate of Incorporation for its Board of Directors to issue, without stockholder approval, up to 100,000,000 shares of preferred stock, $0.01 par value per share, which preferred stock may be issued from time to time in one or more series. As of this date, no shares of preferred stock are issued and outstanding.

3. The 19,292,226 shares of Common Stock, currently issued and outstanding, are duly and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Delaware.

4. The 3,317,870 Shares that are being registered and offered for possible sale by the Selling Shareholders are duly and validly issued, fully paid and non-assessable.

5. The 3,317,870 Shares that are being registered and offered for possible sale by the Selling Stockholders of the Company are being sold by the listed stockholder(s), each of whom is now the sole legal, record, and beneficial owner of the Shares to be delivered by such selling stockholder and each of whom has full right, power, and authority to sell, assign, transfer and deliver the Shares.

We express no opinion with regard to the law of any jurisdiction other than the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions interpreting these laws as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter. The foregoing opinions are limited to the laws of the State of Delaware as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are experts, or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

SEABOLT LAW GROUP

_____________________

D. Grant Seabolt, Jr., Principal